Exhibit 99.1

Archer Daniels Midland Company
4666 Faries Parkway
Decatur, IL 62526

February 5, 2008	News Release FOR IMMEDIATE RELEASE
ADM ANNOUNCES APPOINTMENT OF DIRECTOR,
DECLARES CASH DIVIDEND
     Archer Daniels Midland Company (NYSE: ADM) today announced the appointment of George W. Buckley to its Board of Directors, effective immediately. Buckley has been appointed to serve on the Board’s Audit and Nominating/Corporate Governance committees. His appointment increases the size of the Board to ten.
     Buckley is Chairman, President and Chief Executive Officer of 3M, a recognized leader in research and development that produces thousands of innovative products for dozens of diverse markets. He also serves on the Board of Directors of Black & Decker.
     “George’s background of strong leadership experience and expertise in engineering, and his passion for innovation will make him a valuable contributor to the ADM Board,” said chairman and chief executive officer Patricia Woertz.
     Before joining 3M, Buckley served as Chairman and Chief Executive Officer of Brunswick Corporation and President of the U.S. Electric Motors division, and Automotive and Precision Motors division of Emerson Electric Company. Prior to his tenure at Emerson, Buckley was Managing Director of the Central Services division of the British Railways Board in the United Kingdom.
     Buckley jointly studied at the Universities of Southampton and Huddersfield in the United Kingdom, where he received a doctorate in engineering. He also holds a Bachelor of Science degree in electrical and electronic engineering and an honorary Doctor in Science degree in engineering from the University of Huddersfield.
Cash Dividend Declared
     The Board of Directors of ADM also declared a cash dividend of 13 cents per share on the Company’s stock payable March 11, 2008, to Shareholders of record February 19, 2008. This is an increase of one and one-half cents a share. This is ADM’s 305th consecutive quarterly payment, a record of 76 years of uninterrupted dividends. As of December 31, 2007, there were 643,536,551 shares of ADM stock outstanding.
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About ADM
     Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 27,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2007 of $44 billion. Additional information can be found on ADM’s Web site at http://www.admworld.com.
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David Weintraub
Director, External Communications
217/424-5413